                                                                    EXHIBIT 4.6

                              AMENDED AND RESTATED
                         COMMON STOCK PURCHASE AGREEMENT



                         EFFECTIVE AS OF AUGUST 7, 2000



                                 BY AND BETWEEN



                              CV THERAPEUTICS, INC.



                                       AND



               ACQUA WELLINGTON NORTH AMERICAN EQUITIES FUND, LTD.


                                TABLE OF CONTENTS

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                                                                                                               PAGE
                                                                                                               -----
ARTICLE I
         Definitions..............................................................................................1

         Section 1.1       Definitions............................................................................1

ARTICLE II
         Purchase and Sale of Common Stock........................................................................5

         Section 2.1       Purchase and Sale of Stock.............................................................5
         Section 2.2       The Shares.............................................................................5
         Section 2.3       Registration Statement and Prospectus..................................................6
         Section 2.4       Purchase Price and Closing.............................................................6

ARTICLE III
         Representations and Warranties...........................................................................6

         Section 3.1       Representations and Warranties of the Company..........................................6
         Section 3.2       Representations and Warranties of the Purchaser.......................................13

ARTICLE IV
         Covenants...............................................................................................14

         Section 4.1       Securities Compliance.................................................................15
         Section 4.2       Registration and Listing..............................................................15
         Section 4.3       Registration Statement................................................................15
         Section 4.4       Compliance with Laws..................................................................15
         Section 4.5       Keeping of Records and Books of Account...............................................15
         Section 4.6       Limitations on Holdings and Issuances.................................................16
         Section 4.7       Other Agreements and Other Financings.................................................16
         Section 4.8       Stop Orders...........................................................................16
         Section 4.9       Amendments to the Registration Statement..............................................17
         Section 4.10      Prospectus Delivery...................................................................17
         Section 4.11      Selling Restrictions; Volume Limitations..............................................18
         Section 4.12      Non-Public Information................................................................16

ARTICLE V
         Conditions to Closing, Draw Downs and Call Options......................................................19

         Section 5.1       Conditions Precedent to the Obligation of the Company to Close and to Issue a
                           Draw Down Notice or Grant a Call Option and Sell the Shares...........................19
         Section 5.2       Conditions Precedent to the Obligation of the Purchaser to Close......................20
         Section 5.3       Conditions Precedent to the Obligation of the Purchaser to Accept a Draw Down
                           or Call Option Grant and Purchase the Shares..........................................21

                                TABLE OF CONTENTS
                                   (continued)

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ARTICLE VI
         Draw Down Terms; Call Option............................................................................22

         Section 6.1       Draw Down Terms.......................................................................22
         Section 6.2       Purchaser's Call Option...............................................................24

ARTICLE VII
         Termination.............................................................................................26

         Section 7.1       Termination by Mutual Consent.........................................................26
         Section 7.2       Other Termination.....................................................................26
         Section 7.3       Effect of Termination.................................................................26

ARTICLE VIII
         Indemnification.........................................................................................26

         Section 8.2       Indemnification Procedures............................................................28

ARTICLE IX
         Miscellaneous...........................................................................................29

         Section 9.1       Fees and Expenses.....................................................................29
         Section 9.2       Specific Enforcement, Consent to Jurisdiction.........................................29
         Section 9.3       Entire Agreement; Amendment...........................................................30
         Section 9.4       Notices...............................................................................30
         Section 9.5       Waivers...............................................................................31
         Section 9.6       Headings..............................................................................31
         Section 9.7       Successors and Assigns................................................................31
         Section 9.8       Governing Law.........................................................................31
         Section 9.9       Survival..............................................................................31
         Section 9.10      Counterparts..........................................................................31
         Section 9.11      Publicity.............................................................................31
         Section 9.12      Severability..........................................................................32
         Section 9.13      Further Assurances....................................................................32

                              AMENDED AND RESTATED
                         COMMON STOCK PURCHASE AGREEMENT


         This AMENDED AND RESTATED COMMON STOCK PURCHASE AGREEMENT (this "AGREEMENT"), effective as of August 7, 2000, is made by and between CV Therapeutics, Inc., a Delaware corporation (the "COMPANY") and Acqua Wellington North American Equities Fund, Ltd., an international business company incorporated under the laws of the Commonwealth of The Bahamas (the "Purchaser").

                                    RECITALS

         WHEREAS, the parties entered into that certain Common Stock Purchase Agreement dated as of August 7, 2000 (the "ORIGINAL AGREEMENT").

         WHEREAS, the parties entered into that certain Amendment No. 1 to the Original Agreement dated as of February 20, 2001 ("AMENDMENT NO. 1").

         WHEREAS, the parties desire to amend and restate the Original Agreement, as amended by Amendment No. 1, to change the maximum dollar amount of the Company's common stock, $.001 par value per share ("COMMON STOCK"), that the Purchaser shall, subject to the terms and conditions set forth herein, purchase under this Agreement.

         WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Purchaser and the Purchaser shall purchase up to a maximum of $149,000,000 of the Company's Common Stock.

         NOW THEREFORE, the parties hereto agree as follows:

                                    AGREEMENT

                                    ARTICLE I

                                   DEFINITIONS

     Section 1.1  DEFINITIONS.

          (a) "ACCEPTABLE FINANCING" shall have the meaning assigned to such term in Section 4.8(b) hereof.

          (b) "AGGREGATE LIMIT" shall have the meaning assigned to such term in
Section 2.1 hereof.

          (c) "AMENDMENT NO. 1" shall have the meaning assigned to such term in the Recitals.

          (d) "ARTICLES" shall have the meaning assigned to such term in Section 3.1(c) hereof.

          (e) "BYLAWS" shall have the meaning assigned to such term in Section 3.1(c) hereof.

          (f) "CALL OPTION" means the transactions contemplated under Section
6.2 of this Agreement.

          (g) "CALL OPTION AMOUNT" shall mean the actual amount of proceeds received by the Company by a Call Option under this Agreement.

          (h) "CALL OPTION AMOUNT REQUESTED" shall mean the amount of a Call Option requested by the Company as provided in Section 6.2 hereof.

          (i) "CALL OPTION NOTICE" shall mean a notice sent to the Company on the Trading Day the Purchaser elects to exercise a Call Option, as provided in
Section 6.2(e) hereof, and substantially in the form attached hereto as Exhibit
E.

          (j) "CLOSING" shall have the meaning assigned to such term in Section
2.4 hereof.

          (k) "COMMISSION" shall mean the Securities and Exchange Commission or any successor entity.

          (l) "COMMISSION DOCUMENTS" shall mean all reports, schedules, forms, statements and other documents filed by the Company with the Commission pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act, which have been previously filed by the Company and which shall be filed by the Company in the future during the Investment Period, including, without limitation the Form 10-K/A filed by the Company for the year ended December 31, 1999 (the "1999 FORM 10-K/A"), and shall include all information contained in such filings and all filings incorporated by reference therein.

          (m) "COMMISSION FILINGS" means the Registration Statement, as the same may be amended from time to time, and all other filings made by the Company with the Commission prior to or after the Effective Date pursuant to the Exchange Act.

          (n) "COMMON STOCK" shall have the meaning assigned to such term in the Recitals.

          (o) "DRAW DOWN" means the transactions contemplated under Section 6.1 of this Agreement.

          (p) "DRAW DOWN AMOUNT" means the actual amount of proceeds received by the Company by a Draw Down under this Agreement.

          (q) "DRAW DOWN AMOUNT REQUESTED" shall mean the amount of a Draw Down requested by the Company in its Draw Down Notice as provided in Section 6.1(j) hereof.

          (r) "DRAW DOWN DISCOUNT PRICE" shall have the meaning assigned to such term in Section 6.1(b) hereof.

          (s) "DRAW DOWN EXERCISE DATE" shall have the meaning assigned to such term in Section 6.1(a) hereof.

          (t) "DRAW DOWN NOTICE" shall mean a notice sent by the Company to exercise a Draw Down as provided in Section 6.1(j) hereof.

          (u) "DRAW DOWN PRICING PERIOD" shall mean a period of eighteen (18) consecutive Trading Days following a Draw Down Notice, or such other period mutually agreed upon by the Purchaser and the Company.

          (v) "EFFECTIVE DATE" shall mean August 7, 2000.

          (w) "ENVIRONMENTAL LAWS" shall have the meaning assigned to such term in Section 3.1(r) hereof.

          (x) "EVENT PERIOD" shall have the meaning assigned to such term in
Section 7.2 hereof.

          (y) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

          (z) "GAAP" shall mean generally accepted accounting principles in the United States of America as applied by the Company.

          (aa) "INDEBTEDNESS" shall have the meaning assigned to such term in
Section 3.1(k) hereof.

          (bb) "INVESTMENT PERIOD" shall have the meaning assigned to such term in Section 7.1 hereof.

          (cc) "MARKET CAPITALIZATION" shall be calculated on the Trading Day preceding each Draw Down Pricing Period and shall be the product of (x) the number of shares of Common Stock outstanding and (y) the closing bid price of the Common Stock, both as determined by Bloomberg Financial LP using the DES and HP functions.

          (dd) "MATERIAL ADVERSE EFFECT" shall mean any effect on the business, operations, properties or financial condition of the Company that is material and adverse to the Company and its subsidiaries and affiliates, taken as a whole, and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to enter into and perform any of its obligations under this Agreement in any material respect.

          (ee) "MATERIAL AGREEMENTS" shall have the meaning assigned to such term in Section 3.1(s) hereof.

          (ff) "MATERIAL CHANGE IN OWNERSHIP" shall mean that the officers and significant investors of the Company shall beneficially own in the aggregate less than 2% of the outstanding Common Stock.

          (gg) "NASDAQ" means the NASDAQ National Market or any successor thereto.

          (hh) "ORIGINAL AGREEMENT" shall have the meaning assigned to such term in the Recitals.


          (ii) "OTHER FINANCING" shall have the meaning assigned to such term in
Section 4.8(b) hereof.


          (jj) "PRIOR REGISTRATION STATEMENTS" shall mean the registration statements on Form S-3, Commission File Numbers 333-41718 and 333-53206, under the Securities Act, filed by the Company with the Commission for the registration of the Shares, as such Prior Registration Statements may be amended from time to time, including the registration statement to be filed by the Company with the Commission pursuant to Rule 429 for the registration of the Shares and constituting a post-effective amendment to the Prior Registration Statements, as such registration statement may be amended from time to time (the "RULE 429 REGISTRATION STATEMENT" and, together with the Prior Registration Statements, the "REGISTRATION STATEMENT").

          (kk) "PROSPECTUS" as used in this Agreement means the prospectus in the form to be included in the Rule 429 Registration Statement, as supplemented by any supplement to the Prospectus filed with the Commission pursuant to Rule 424(b) promulgated under Securities Act, or, if the prospectus included in the Rule 429 Registration Statement omits information in reliance on Rule 430A under the Securities Act, and such information is included in a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, the term "PROSPECTUS" as used in this Agreement means the prospectus in the form to be included in the Rule 429 Registration Statement as supplemented by the addition of the Rule 430A information contained in the Prospectus filed with the Commission pursuant to Rule 424(b).

          (ll) "REGISTRATION STATEMENT" shall have the meaning assigned to such term in Section 1.1(kk) hereof.

          (mm) "RULE 429 REGISTRATION STATEMENT" shall have the meaning assigned to such term in Section 1.1(kk) hereof.

          (nn) "SECTION 6.1(m) NOTICE" shall have the meaning assigned to such term in Section 6.1(m) hereof.

          (oo) "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

          (pp) "SETTLEMENT DATE" shall have the meaning assigned to such term in
Section 6.1(d) hereof.

          (qq) "SHARES" shall mean, collectively, the shares of Common Stock of the Company issuable to the Purchaser upon exercise of any Draw Down and those shares of Common Stock issuable to the Purchaser upon exercise of any Call Option.

          (rr) "THRESHOLD PRICE" is the lowest price at which the Company may set in the Draw Down Notice to sell Shares during each Draw Down Pricing Period (not taking into account the Draw Down Discount Price during such Draw Down Pricing Period); provided, however, that at no time shall the Threshold Price be set below twenty dollars ($20.00) per share unless the Company and the Purchaser mutually agree.

          (ss) "TRADING DAY" shall mean a trading day on the Nasdaq.

          (tt) "TRADING DAY NUMBER" shall have the meaning assigned to such term in Section 6.1(m) hereof.

          (uu) "TRUNCATED DRAW DOWN ALLOCATION AMOUNT" shall mean the portion of the Draw Down Amount Requested that is allocated to the purchase of Shares in accordance with Section 6.1 hereof for each Trading Day in a reduced Draw Down Pricing Period (as provided in Section 6.1(m) hereof) that (i) the VWAP equals or exceeds the Threshold Price, and (ii) the VWAP is below the Threshold Price and the Purchaser elects to purchase the Common Stock at the Threshold Price in accordance with clauses (i) and (m) of Section 6.1 hereof.

          (vv) "VWAP" shall mean the daily volume weighted average price (based on a Trading Day from 9:30 a.m. to 4:00 p.m. (New York time)) of the Company on the Nasdaq as reported by Bloomberg Financial LP using the AQR function.

                                   ARTICLE II

                        PURCHASE AND SALE OF COMMON STOCK

     Section 2.1 PURCHASE AND SALE OF STOCK. Subject to the terms and conditions of this Agreement, the Company shall issue and sell to the Purchaser and the Purchaser shall purchase from the Company during the Investment Period up to a maximum of $149,000,000 of Common Stock (the "AGGREGATE LIMIT") through (i) up to thirty-six (36) Draw Downs during the Investment Period as provided in
Section 6.1 hereof and (ii) one (1) or more Call Options which the Company may in its discretion grant to the Purchaser and which may be exercised by the Purchaser during the applicable Draw Down Pricing Period, as provided in Section
6.2 hereof. The aggregate dollar amount of all Draw Down Amounts and Call Option Amounts pursuant to the terms and conditions of this Agreement shall not exceed the Aggregate Limit.

     Section 2.2 THE SHARES. The Company has or will have authorized and has or will have reserved, and covenants to continue to so reserve once reserved, subject to Section 4.4(b) hereof, free of preemptive rights and other similar contractual rights of stockholders, a sufficient number of its authorized but unissued shares of its Common Stock to cover the Shares to be issued in connection with all Draw Downs and Call Options requested under this Agreement, in any case prior to the issuance to the Purchaser of such Shares under this Agreement.

     Section 2.3 REGISTRATION STATEMENTS. The Company has prepared and filed with the Commission in accordance with the provisions of the Securities Act, the Prior Registration Statements. The Prior Registration Statements were declared effective by the Commission on July 31, 2000 and January 26, 2001, respectively. Pursuant to Section 4.7, the Company will file the Rule 429 Registration Statement with the Commission.

     Section 2.4 PURCHASE PRICE AND CLOSING. In consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Company agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase, that number of the Shares to be issued in connection with each Draw Down and exercise of each Call Option in accordance with the terms and conditions of this Agreement. The closing under this Agreement shall take place at the offices of Jenkens & Gilchrist Parker Chapin LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174 (the "CLOSING") at 10:00 a.m. (New York time) on (i) August 7, 2000, or (ii) such other time and place or on such date as the Purchaser and the Company may agree upon (the "CLOSING DATE"). Each party shall deliver all documents, instruments and writings required to be delivered by such party pursuant to this Agreement at or prior to the Closing. Upon consummation of the Closing, the Agreement shall be deemed to be effective as of August 7, 2000, and the Original Agreement and Amendment No. 1 shall be null and void and of no further force and effect.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     Section 3.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby makes the following representations and warranties to the Purchaser:

          (a) ORGANIZATION, GOOD STANDING AND POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. As of the Effective Date, the Company does not have any subsidiaries (as defined in Section 3.1(g)) except as set forth in the Commission Documents, the Commission Filings or on Schedule 3.1(a) attached hereto. The Company and each such subsidiary is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary except for any jurisdiction in which the failure to be so qualified will not have a Material Adverse Effect.

          (b) AUTHORIZATION; ENFORCEMENT. The Company has the requisite corporate power and authority to enter into and perform this Agreement and to issue and sell the Shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and, except as contemplated by Sections 2.2 or 4.4(b), no further consent or authorization of the Company or its Board of Directors or stockholders is required. This Agreement has been duly executed and delivered by the Company. This Agreement constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor's rights and remedies or by other equitable principles of general application.

          (c) CAPITALIZATION. The authorized capital stock of the Company and the shares thereof issued and outstanding as of the Effective Date are set forth in the Registration Statement or on Schedule 3.1(c) attached hereto. All of the outstanding shares of Common Stock have been duly and validly authorized, and are fully paid and nonassessable. Except as set forth in this Agreement or as set forth in the Commission Documents, the Commission Filings or on Schedule 3.1(c) attached hereto, as of the Effective Date, no shares of Common Stock are entitled to preemptive rights or registration rights and there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company. Furthermore, except as set forth in this Agreement, the Commission Documents, the Commission Filings or on Schedule 3.1(c) attached hereto, as of the Effective Date, there are no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company. Except for customary transfer restrictions contained in agreements entered into by the Company in order to sell restricted securities or as set forth in the Commission Documents, the Commission Filings or on Schedule 3.1(c) attached hereto, as of the Effective Date, the Company is not a party to, and it has no knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of the Company. Except as set forth in the Commission Documents, the Commission Filings or on Schedule 3.1(c) attached hereto, the offer and sale of all capital stock, convertible securities, rights, warrants, or options of the Company issued prior to the Closing complied with all applicable federal and state securities laws, and no stockholder has a right of rescission or damages with respect thereto which would have a Material Adverse Effect. The Company has furnished or made available to the Purchaser true and correct copies of the Company's Certificate of Incorporation as in effect on the Effective Date (the "ARTICLES"), and the Company's Bylaws as in effect on the Effective Date (the "BYLAWS").

          (d) ISSUANCE OF SHARES. The Shares to be issued under this Agreement have been or will be (prior to issuance to the Purchaser hereunder) duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof, the Shares shall be validly issued and outstanding, fully paid and nonassessable, and the Purchaser shall be entitled to all rights accorded to a holder of Common Stock.

          (e) NO CONFLICTS. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated herein do not (i) violate any provision of the Company's Articles or Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party, (iii) create or impose a lien, charge or encumbrance on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries are bound or affected, except, in all cases, for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement, or issue and sell the Shares to the Purchaser in accordance with the terms hereof (other than any filings which may be required to be made by the Company with the Commission or Nasdaq subsequent to the Closing and any registration statement which has been or may be filed pursuant hereto); provided, however, that, for purpose of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the representations, warranties and agreements of the Purchaser herein.

          (f) COMMISSION DOCUMENTS, FINANCIAL STATEMENTS. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act and, except as disclosed in the Commission Documents, the Commission Filings or on Schedule 3.1(f) attached hereto, as of the Effective Date the Company has timely filed all Commission Documents. The Company has delivered or made available to the Purchaser true and complete copies of the Commission Documents filed with the Commission since December 31, 1999 and prior to the Effective Date. The Company has not provided to the Purchaser any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement. As of its date, the 1999 Form 10-K/A complied in all material respects with the requirements of the Exchange Act and other federal, state and local laws, rules and regulations applicable to it, and, as of its date, such Form 10-K/A did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Commission Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

          (g) SUBSIDIARIES. The Commission Documents, the Commission Filings or
Schedule 3.1(g) attached hereto set forth each subsidiary of the Company as of the Effective Date, showing the jurisdiction of its incorporation or organization and showing the percentage of the Company's ownership of the outstanding stock or other interests of such subsidiary. For the purposes of this Agreement, "subsidiary" shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other subsidiaries. Except as set forth in the Commission Documents or the Commission Filings, none of such subsidiaries is a "significant subsidiary" as defined in Regulation S-X.

          (h) NO MATERIAL ADVERSE EFFECT OR MATERIAL CHANGE IN OWNERSHIP. Since the Effective Date, the Company has not experienced or suffered any Material Adverse Effect except continued losses from operations, or any Material Change in Ownership.

          (i) NO UNDISCLOSED LIABILITIES. Except as disclosed in the Commission Documents, the Commission Filings or on Schedule 3.1(i) attached hereto, neither the Company nor any of its subsidiaries has any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on a balance sheet of the Company or any subsidiary (including the notes thereto) in conformity with GAAP and are not disclosed in the Commission Documents or Commission Filings, other than those incurred in the ordinary course of the Company's or its subsidiaries respective businesses since March 31, 2000 and which, individually or in the aggregate, do not or would not have a Material Adverse Effect.

          (j) NO UNDISCLOSED EVENTS OR CIRCUMSTANCES. No event or circumstance has occurred or exists with respect to the Company or its subsidiaries or their respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed, except for events or circumstances which, individually or in the aggregate, do not or would not have a Material Adverse Effect.

          (k) INDEBTEDNESS. The Commission Documents or Commission Filings as of March 31, 2000 set forth all outstanding secured and unsecured Indebtedness of the Company or any subsidiary, or for which the Company or any subsidiary has commitments through such date. For the purposes of this Agreement, "INDEBTEDNESS" shall mean (a) any liabilities for borrowed money or amounts owed in excess of $1,000,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company's balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and
(c) the present value of any lease payments in excess of $1,000,000 due under leases required to be capitalized in accordance with GAAP. Neither the Company nor any subsidiary is in default with respect to any Indebtedness.

          (l) TITLE TO ASSETS. Each of the Company and its subsidiaries has good and marketable title to all of their respective real and personal property reflected in the Commission Documents or the Commission Filings, free of any mortgages, pledges, charges, liens, security interests or other encumbrances, except for those indicated in the Commission Documents, the

Commission Filings or on Schedule 3.1(l) attached hereto or those that do not or would not have a Material Adverse Effect. All said real property leases of the Company are valid and subsisting and in full force and effect in all material respects.

          (m) ACTIONS PENDING. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any subsidiary which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto or thereto. Except as set forth in the Commission Documents, the Commission Filings or on Schedule 3.1(m) attached hereto, there is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened, against or involving the Company, any subsidiary or any of their respective properties or assets and which, if determined adversely to the Company or its subsidiary, would have a Material Adverse Effect.

          (n) COMPLIANCE WITH LAW. The business of the Company and the subsidiaries has been and is presently being conducted in all material respects in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances, except as set forth in the Commission Documents, the Commission Filings or on Schedule 3.1(n) attached hereto, and except as, individually or in the aggregate, do not or would not have a Material Adverse Effect. The Company and each of its subsidiaries have all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it, except where the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, do not or would not have a Material Adverse Effect.

          (o) CERTAIN FEES. No brokers, finders or financial advisory fees or commissions will be payable by the Company or any subsidiary with respect to the transactions contemplated by this Agreement.

          (p) DISCLOSURE. To the best of the Company's knowledge, neither this Agreement or the Schedules hereto nor any other documents, certificates or instruments furnished to the Purchaser by or on behalf of the Company or any subsidiary in connection with the transactions contemplated by this Agreement contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

          (q) OPERATION OF BUSINESS. The Company or one or more of its subsidiaries owns or controls all patents, trademarks, service marks, trade names, copyrights, licenses and authorizations as set forth in the Commission Documents, the Commission Filings or on Schedule 3.1(q) attached hereto, and all rights with respect to the foregoing, which are necessary for the conduct of its business as now conducted without, to the Company's knowledge, any conflict with the rights of others, except to the extent set forth in the Commission Documents or the Commission Filings and except to the extent that any such conflict would not have a Material Adverse Effect.

          (r) ENVIRONMENTAL COMPLIANCE. Except as disclosed in the Commission Documents, Commission Filings or on Schedule 3.1(r) attached hereto, the Company and each of its subsidiaries have obtained all material approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities, or from any other person, that are required under any Environmental Laws, except for any approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations the failure of which to obtain does not or would not have a Material Adverse Effect. "ENVIRONMENTAL LAWS" shall mean all applicable laws relating to the protection of the environment including, without limitation, all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, material or wastes, whether solid, liquid or gaseous in nature. Except for such instances as would not individually or in the aggregate have a Material Adverse Effect, to the best of the Company's knowledge, there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Company or its subsidiaries that violate or could reasonably be expected to violate any Environmental Law after the Closing or that could reasonably be expected to give rise to any environmental liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation (i) under any Environmental Law, or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance.

          (s) MATERIAL AGREEMENTS. Except as set forth in the Commission Documents, the Commission Filings or on Schedule 3.1(s) attached hereto, neither the Company nor any subsidiary of the Company is a party to any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, a copy of which would be required to be filed with the Commission as an exhibit to a registration statement on Form S-3 or applicable form (collectively, "MATERIAL AGREEMENTS") if the Company or any subsidiary were registering securities under the Securities Act. The Company and each of its subsidiaries has in all material respects performed all the obligations required to be performed by them to date under the Material Agreements, have received no notice of default by the Company thereunder and, to the best of the Company's knowledge, are not in default under any Material Agreement now in effect, the result of which would have a Material Adverse Effect.

          (t) TRANSACTIONS WITH AFFILIATES. Except as set forth in the Commission Documents, the Commission Filings or on Schedule 3.1(t) attached hereto, there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions exceeding $1,000,000 between (a) the Company or any subsidiary, on the one hand, and (b) on the other hand, any officer, employee or director of the Company, or any of its subsidiaries, or any person who would be covered by Item 404(a) of Regulation S-K or any corporation or other entity controlled by such officer, employee, director or person.

          (u) SECURITIES ACT. The Company has complied in all material respects with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Shares hereunder.

               (i) Each Prospectus included as part of the Rule 429 Registration Statement or as part of any amendment or supplement thereto, or filed pursuant to Rule 424 under the Securities Act, will comply when so filed in all material respects with the provisions of the Securities Act. The Commission has not issued any order preventing or suspending the use of any Prospectus.

              (ii) The Company meets the requirements for the use of Form S-3 under the Securities Act. The Rule 429 Registration Statement in the form in which it will become effective and also in such form as it may be amended or supplemented from time to time, and the Prospectus and any supplement or amendment thereto when filed with the Commission under Rule 424(b) under the Securities Act, will comply in all material respects with the provisions of the Securities Act and will not at any such time contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances under which they are made, not misleading, except that this representation and warranty does not apply to statements in or omissions from the Rule 429 Registration Statement or the Prospectus made in reliance upon and in conformity with information relating to the Purchaser furnished to the Company in writing by or on behalf of the Purchaser expressly for use therein.

             (iii) The Company has not distributed and, prior to the completion of the distribution of the Shares, will not distribute any offering material in connection with the offering and sale of the Shares other than the Registration Statement, the related prospectus or other materials, if any, permitted by the Securities Act.

          (v) EMPLOYEES. As of the Effective Date, neither the Company nor any subsidiary of the Company has any collective bargaining arrangements or agreements covering any of its employees, except as set forth in the Commission Documents, the Commission Filings or on Schedule 3.1(v) attached hereto. As of the Effective Date, except as disclosed in the Registration Statement, the Commission Documents, the Commission Filings or Schedule 3.1(v), no officer, consultant or key employee of the Company or any subsidiary whose termination, either individually or in the aggregate, would have a Material Adverse Effect, has terminated or, to the knowledge of the Company, has any present intention of terminating his or her employment or engagement with the Company or any subsidiary.

          (w) USE OF PROCEEDS. The proceeds from the sale of the Shares will be used by the Company and its subsidiaries as set forth in the Registration Statement.

          (x) PUBLIC UTILITY HOLDING COMPANY ACT AND INVESTMENT COMPANY ACT STATUS. The Company is not a "holding company" or a "public utility company" as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. The Company is not, and as a result of and immediately upon Closing will not be, an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

          (y) ERISA. No liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any Plan by the Company or any of its subsidiaries which is or would have a Material Adverse Effect. The execution and delivery of this Agreement and the issue and sale of the Shares will not involve any transaction which is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Internal Revenue Code of 1986, as amended. As used in this Section 3.1(y), the term "Plan" shall mean an "employee pension benefit plan" (as defined in Section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any subsidiary or by any trade or business, whether or not incorporated, which, together with the Company or any subsidiary, is under common control, as described in Section 414(b) or
(c) of the Code.

          (z) ACKNOWLEDGMENT REGARDING PURCHASER'S PURCHASE OF SHARES. The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm's length purchaser with respect to this Agreement and the transactions contemplated hereunder. The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereunder and any advice given by the Purchaser or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereunder is merely incidental to the Purchaser's purchase of the Shares.

     Section 3.2 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser hereby makes the following representations and warranties to the Company:

          (a) ORGANIZATION AND STANDING OF THE PURCHASER. The Purchaser is an international business company duly incorporated, validly existing and in good standing under the laws of the Commonwealth of The Bahamas.

          (b) AUTHORIZATION AND POWER. The Purchaser has the requisite corporate power and authority to enter into and perform this Agreement and to purchase the Shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement by Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no further consent or authorization of the Purchaser, its Board of Directors or stockholders is required. This Agreement has been duly executed and delivered by the Purchaser. This Agreement constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership, or similar laws relating to, or affecting generally the enforcement of, creditor's rights and remedies or by other equitable principles of general application.

          (c) NO CONFLICTS. The execution, delivery and performance of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby and thereby or relating hereto do not and will not (i) result in a violation of such Purchaser's charter documents or bylaws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Purchaser is a party, (iii) create or impose or lien, charge or encumbrance on any property of the Purchaser under any agreement or any commitment to which the Purchaser is party or by which the Purchaser is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Purchaser or its properties, except for such conflicts, defaults and violations as would not, individually or in the aggregate, prohibit or otherwise interfere with the ability of the Purchaser to enter into and perform its obligations under this Agreement in any material respect. The Purchaser is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or to purchase the Shares in accordance with the terms hereof; provided, however, that for purposes of the representation made in this sentence, the Purchaser is assuming and relying upon the accuracy of the representations, warranties and agreements of the Company herein.

          (d) INFORMATION. The Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Shares which have been requested by the Purchaser. The Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of the Company. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares. The Purchaser understands that it (and not the Company) shall be responsible for its own tax liabilities that may arise as a result of this investment or the transactions contemplated by this Agreement.

          (e) CARLIN EQUITIES CORP. The Purchaser used Carlin Equities Corp. ("CARLIN") as its broker-dealer to effectuate all sales, if any, of the shares of the Company's Common Stock purchased from the Company in September 2000, October 2000, November 2000 and February 2001 and the Purchaser intends to use Carlin as its broker-dealer to sell any other shares of Common Stock that it may purchase from the Company. Carlin is not an affiliate of the Purchaser and will receive commissions from the Purchaser which will not exceed customary brokerage commissions.

                                   ARTICLE IV

                                    COVENANTS

     The Company covenants with the Purchaser, and the Purchaser covenants with the Company, as follows, which covenants of one party are for the benefit of the other party, during the Investment Period.

     Section 4.1 SECURITIES COMPLIANCE. The Company shall notify the Commission and Nasdaq, if applicable, in accordance with their rules and regulations, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Shares to the Purchaser.

     Section 4.2 REGISTRATION AND LISTING. The Company will take all action necessary to cause its Common Stock to continue to be registered under Sections 12(b) or 12(g) of the Exchange Act, will comply in all respects with its reporting and filing obligations under the Exchange Act, and will not take any action or file any document (whether or not permitted by the Securities Act) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act, except as permitted herein. The Company will take all action necessary to continue the listing or trading of its Common Stock and the listing of the Shares purchased by Purchaser hereunder on Nasdaq or any relevant market or system, if applicable, and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Nasdaq or any relevant market or system.

     Section 4.3 REGISTRATION STATEMENT. Before the Purchaser shall be obligated to accept a Draw Down request from the Company, the Company shall have caused a sufficient number of shares of Common Stock to be registered to cover the Shares to be issued in connection with this Agreement.

     Section 4.4 COMPLIANCE WITH LAWS.

          (a) The Company shall comply, and cause each subsidiary to comply, with all applicable laws, rules, regulations and orders (including without limitation Rule 415(a)(4) under the Securities Act) noncompliance with which would have a Material Adverse Effect.

          (b) In addition to the limitations set forth in Section 4.6 hereof, the Company will not be obligated to issue and the Purchaser will not be obligated to purchase any shares of the Company's Common Stock which would result in the issuance under this Agreement of more than nineteen and nine-tenths percent (19.9%) of the issued and outstanding shares of the Company's Common Stock.

          (c) The Purchaser shall comply with all applicable laws, rules, regulations and orders in connection with this Agreement and the transactions contemplated hereby. Without limiting the foregoing, the Purchaser shall comply with the requirements of the Securities Act and the Exchange Act including without limitation Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act.

     Section 4.5 KEEPING OF RECORDS AND BOOKS OF ACCOUNT. The Company shall keep and cause each subsidiary to keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company and its subsidiaries, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

     Section 4.6 LIMITATIONS ON HOLDINGS AND ISSUANCES. At no time during the term of this Agreement shall the Purchaser directly or indirectly own more than fourteen and nine-tenths percent (14.9%) of the issued and outstanding shares of Common Stock. The Company will not be obligated to issue and the Purchaser will not be obligated to purchase any shares of the Common Stock which would result in the issuance under this Agreement to Purchaser at any time of more than fourteen and nine-tenths percent (14.9%) of the issued and outstanding shares of the Common Stock.

     Section 4.7 RULE 429 REGISTRATION STATEMENT. The Company will endeavor to cause the Rule 429 Registration Statement to be filed and declared effective as soon as reasonably practicable and will advise the Purchaser promptly and, if requested by the Purchaser, will confirm such advice in writing, when it receives notice that the Rule 429 Registration Statement has become effective.

     Section 4.8 OTHER AGREEMENTS AND OTHER FINANCINGS.

          (a) The Company shall not enter into any agreement in which the terms of such agreement would restrict or impair the right to perform of the Company or any subsidiary under this Agreement or the Articles.

          (b) The Company shall notify the Purchaser if the Company enters into any definitive agreement with a third party, the principal purpose of which is to secure an Other Financing (as defined below) during the Draw Down Pricing Period. During such Draw Down Pricing Period, the Purchaser shall have the option to purchase Shares of the Draw Down Amount Requested by the Company for such Draw Down Pricing Period at (i) the Purchaser's price as provided in this Agreement, (ii) the third party's price, net of such third party's discount and fees, or (iii) the Purchaser may elect to not purchase Common Stock for that Draw Down Pricing Period. "OTHER FINANCING" shall mean (x) the issuance of Common Stock or securities convertible into Common Stock at a net discount (after all fees and discounts associated with the transaction) to the then current market price of the Common Stock; PROVIDED, HOWEVER, that stock options granted under the Company's stock option plans or shareholder rights plan, shares of Common Stock issued under the Company's employee stock purchase plans, shares of Common Stock and/or warrants to purchase shares of Common Stock issued for the purposes of licensing agreements and/or collaborative agreements with third parties and warrants to purchase shares of Common Stock issued in connection with equipment financings (each, an "ACCEPTABLE FINANCING") shall not be Other Financings; (y) the implementation by the Company of a mechanism for the reset of the purchase price of the Common Stock to below the then current market price of the Common Stock; or (z) the issuance of Common Stock with warrants that is not an Acceptable Financing.

     Section 4.9 STOP ORDERS. The Company will advise the Purchaser promptly and, if requested by the Purchaser, will confirm such advice in writing: (i) of the Company's receipt of notice of any request by the Commission for amendment of or a supplement to the Registration Statement, any Prospectus or for additional information; (ii) of the Company's receipt of notice of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of the suspension of qualification of the Shares for offering or sale in any jurisdiction or the initiation of any proceeding for such purpose; and (iii) of the Company becoming aware of the happening of any event, which makes any statement of a material fact made in the Rule 429 Registration Statement or the Prospectus (as then amended or supplemented) untrue or which requires the making of any additions to or changes in the Rule 429 Registration Statement or the Prospectus (as then amended or supplemented) in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements therein not misleading, or of the necessity to amend or supplement the Prospectus (as then amended or supplemented) to comply with the Securities Act or any other law. If at any time the Commission shall issue any stop order suspending the effectiveness of the Registration Statement, the Company will make commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible time.

     Section 4.10 AMENDMENTS TO THE REGISTRATION STATEMENT. The Company will not file any amendment to the Rule 429 Registration Statement that relates to the Purchaser, this Agreement or the transactions contemplated hereby or make any amendment or supplement to the Prospectus that relates to the Purchaser, this Agreement or the transactions contemplated hereby of which the Purchaser shall not previously have been advised or to which the Purchaser shall reasonably object after being so advised unless it is necessary to amend the Rule 429 Registration Statement or make any amendment or supplement to the Prospectus to comply with the Securities Act or any other applicable law or regulation, in which case the Company shall expeditiously furnish to the Purchaser a reasonable number of copies thereof. In addition, for so long as, in the reasonable opinion of counsel for the Purchaser and counsel for the Company, a Prospectus is required to be delivered in connection with any purchase of Shares by the Purchaser, the Company will not file any Prospectus or Prospectus supplement with respect to the Shares without delivering a copy of such Prospectus or Prospectus supplement to the Purchaser promptly following such filing. It is understood that the Company may file amendments to the Rule 429 Registration Statement and make amendments and supplements to the Prospectus in connection with offerings pursuant to the Rule 429 Registration Statement to parties other than the Purchaser, and that such amendments and supplements shall not be covered by the first two (2) sentences of this Section 4.10.

     Section 4.11 PROSPECTUS DELIVERY. The Company shall file with the Commission a Prospectus supplement on the first Trading Day immediately following the end of each Draw Down Pricing Period, and will deliver to the Purchaser, without charge, in such quantities as reasonably requested by the Purchaser, copies of each form of Prospectus and Prospectus supplement on each Settlement Date. The Company consents to the use of the Prospectus (and of any amendment or supplement thereto) in accordance with the provisions of the Securities Act and with the securities or Blue Sky laws of the jurisdictions in which the Shares may be sold by the Purchaser, in connection with the offering and sale of the Shares and for such period of time thereafter as the Prospectus is required by the Securities Act to be delivered in connection with sales of the Shares. If during such period of time any event shall occur that in the judgment of the Company and its counsel or in the opinion of counsel for the Purchaser is required to be set forth in the Prospectus (as then amended or supplemented) or should be set forth therein in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary to supplement or amend the Prospectus to comply with the Securities Act or any other applicable law or regulation, the Company will forthwith prepare and, subject to Section 4.9 above, file with the Commission an appropriate supplement or amendment to such Prospectus, and will expeditiously furnish to the Purchaser a reasonable number of copies thereof.

     Section 4.12 SELLING RESTRICTIONS; VOLUME LIMITATIONS.

          (a) The Purchaser covenants that prior to the Investment Period, during the Investment Period and for a period of three (3) months after the termination of this Agreement, neither the Purchaser nor any of its affiliates nor any entity managed by the Purchaser will, directly or indirectly, sell any securities of the Company except the Shares that it owns or has the right to purchase pursuant to the provisions of a Draw Down Notice. Prior to the Investment Period, during the Investment Period and for a period of three (3) months after any termination of this Agreement, neither the Purchaser nor any of its affiliates nor any entity managed by the Purchaser will ever enter into a short position with respect to shares of Common Stock of the Company, including in any account of the Purchaser's or in any account directly or indirectly managed by the Purchaser or any affiliate of the Purchaser or any entity managed by the Purchaser, except that the Purchaser may sell Shares that it has not yet taken delivery of pursuant to the provisions of a Draw Down Notice so long as the Purchaser covers any such sales with the Shares purchased pursuant to such Draw Down Notice. Prior to, during the Investment Period and for a period of three (3) months after the termination of this Agreement, the Purchaser shall not grant any option to purchase or acquire any right to dispose or otherwise dispose for value of any shares of Common Stock or any securities convertible into, or exchangeable for, or warrants to purchase, any shares of Common Stock, or enter into any swap, hedge or other agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock, except for such sales permitted by the preceding two sentences. In addition, on a daily Trading Day basis, the Purchaser agrees to restrict the volume of sales of Shares by the Purchaser, its affiliates and any entity managed by the Purchaser to no more than twenty percent (20%) of the total trading volume of the Common Stock, as reported on Bloomberg Financial LP using HP function, for such Trading Day.

          (b) In addition to the foregoing, in connection with any sale of the Company's securities (including any short sale permitted by the preceding paragraph), the Purchaser shall comply in all respects with all applicable laws, rules, regulations and orders, including, without limitation, the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Regulation M and Rule 10b-5 under the Exchange Act.

     Section 4.13 NON-PUBLIC INFORMATION. Neither the Company nor any of its directors, officers or agents shall disclose any material non-public information about the Company to the Purchaser.

                                   ARTICLE V

               CONDITIONS TO CLOSING, DRAW DOWNS AND CALL OPTIONS

     Section 5.1 CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY TO CLOSE AND TO ISSUE A DRAW DOWN NOTICE OR GRANT A CALL OPTION AND SELL THE SHARES. The obligation hereunder of the Company to enter into this Agreement and to issue a Draw Down Notice or grant a Call Option and to issue and sell the Shares to the Purchaser is subject to the satisfaction or waiver, at or before the Closing and with respect to each Draw Down and Call Option, of each of the conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

          (a) ACCURACY OF THE PURCHASER'S REPRESENTATIONS AND WARRANTIES. Except for representations and warranties that are expressly made as of a particular date, the representations and warranties of the Purchaser in this Agreement shall be true and correct in all material respects as of the date when made and as of each Draw Down Exercise Date and each Settlement Date as though made at that time.

          (b) REGISTRATION STATEMENT. The Company shall have a dollar amount of Shares registered under the Rule 429 Registration Statement which are in an amount equal to or in excess of the dollar amount worth of Shares issuable pursuant to such Draw Down Notice or Call Option. The Rule 429 Registration Statement registering the Shares shall have been declared effective by the Commission and shall have been amended or supplemented, as required, to disclose the sale of the Shares prior to each Settlement Date, as applicable, and there shall be no stop order suspending effectiveness of the Rule 429 Registration Statement.

          (c) PERFORMANCE BY THE PURCHASER. The Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Closing, each Draw Down Exercise Date and each Settlement Date, as applicable.

          (d) NO INJUNCTION. No statute, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

          (e) NO SUSPENSION, ETC. Trading in the Common Stock shall not have been suspended by the Commission or the Nasdaq (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to each Draw Down Exercise Date and applicable Settlement
Date), and, at any time prior to each Draw Down Exercise Date and applicable Settlement Date, none of the events described in clauses (i), (ii) and (iii) of
Section 4.9 hereof shall have occurred, trading in securities generally as reported on Nasdaq shall not have been suspended or limited, nor shall a banking moratorium have been declared either by the United States or New York State authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of the Company, makes it impracticable or inadvisable to issue the Shares.

          (f) NO PROCEEDINGS OR LITIGATION. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any subsidiary, or any of the officers, directors or affiliates of the Company or any subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

     Section 5.2 CONDITIONS PRECEDENT TO THE OBLIGATION OF THE PURCHASER TO CLOSE. The obligation hereunder of the Purchaser to enter this Agreement is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below. These conditions are for the Purchaser's sole benefit and may be waived by the Purchaser at any time in its sole discretion.

          (a) ACCURACY OF THE COMPANY'S REPRESENTATIONS AND WARRANTIES. Except for representations and warranties that are expressly made as of a particular date, the representations and warranties of the Company in this Agreement shall be true and correct in all material respects as of the date when made and as of the Closing as though made at that time, including, without limitation, under
Section 3.1(h).

          (b) Intentionally omitted.

          (c) PERFORMANCE BY THE COMPANY. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing.

          (d) NO INJUNCTION. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

          (e) NO SUSPENSION, ETC. Trading in the Common Stock shall not have been suspended by the Commission or the Nasdaq (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to Closing), and, at any time prior to the Closing, trading in securities generally as reported on Nasdaq shall not have been suspended or limited, nor shall a banking moratorium have been declared either by the United States or New York State authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis of such magnitude in its effect on, or any material adverse change in any financial market which, in each case, in the reasonable judgment of the Purchaser, makes it impracticable or inadvisable to purchase the Shares.

          (f) NO PROCEEDINGS OR LITIGATION. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any subsidiary, or any of the officers, directors or affiliates of the Company or any subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

          (g) OPINION OF COUNSEL AND CLOSING CERTIFICATE. At the Closing, the Purchaser shall have received (i) an opinion of counsel to the Company, dated the date of Closing, in the form of Exhibit A hereto, and (ii) a closing certificate from the Company, dated the date of Closing, in the form of Exhibit B hereto.

     Section 5.3 CONDITIONS PRECEDENT TO THE OBLIGATION OF THE PURCHASER TO ACCEPT A DRAW DOWN OR CALL OPTION GRANT AND PURCHASE THE SHARES. The obligation hereunder of the Purchaser to accept a Draw Down or Call Option grant and to acquire and pay for the Shares is subject to the satisfaction or waiver, at or before each Draw Down Exercise Date and each Settlement Date, of each of the conditions set forth below. The conditions are for the Purchaser's sole benefit and may be waived by the Purchaser at any time in its sole discretion.

          (a) ACCURACY OF THE COMPANY'S REPRESENTATIONS AND WARRANTIES. Except for representations and warranties that are expressly made as of a particular date, each of the representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Draw Down Exercise Date, as though made at that time, including, without limitation, under Section 3.1(h) hereof.

          (b) REGISTRATION STATEMENT. The Company shall have a dollar amount of Shares registered under the Rule 429 Registration Statement which are in an amount equal to or in excess of the dollar amount worth of Shares issuable pursuant to such Draw Down Notice or Call Option. The Rule 429 Registration Statement registering the Shares shall have been declared effective by the Commission and shall have been amended or supplemented, as required, to disclose the sale of the Shares prior to each Settlement Date, as applicable.

          (c) NO SUSPENSION. Trading in the Common Stock shall not have been suspended by the Commission or the Nasdaq (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to each Draw Down Exercise Date), and, at any time prior to such Draw Down Exercise Date, trading in securities generally as reported on Nasdaq shall not have been suspended or limited, nor shall a banking moratorium have been declared either by the United States or New York State authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of the Purchaser, makes it impracticable or inadvisable to issue the Shares.

          (d) PERFORMANCE BY THE COMPANY. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to each Draw Down Exercise Date and each Settlement Date and shall have delivered the Compliance Certificate substantially in the form attached hereto as Exhibit C.


                                   ARTICLE VI

                          DRAW DOWN TERMS; CALL OPTION

     Section 6.1 DRAW DOWN TERMS. Subject to the satisfaction of the conditions set forth in this Agreement, and subject to Section 6.3 below, the parties agree as follows:

          (a) The Company may, in its sole discretion, issue a Draw Down Notice (as defined in Section 6.1(j) hereof) for a specified Draw Down Amount Requested of up to (i) $6,000,000 if the Threshold Price for the Draw Down Amount as set forth in such Draw Down Notice is equal to or greater than $20.00 and less than $35.00, (ii) $8,000,000 if the Threshold Price for the Draw Down Amount as set forth in such Draw Down Notice is equal to or greater than $35.00 or (iii) such other amount mutually agreed upon by the Purchaser and the Company, which Draw Down the Purchaser will be obligated to accept. The date the Company issues any Draw Down Notice in accordance with this Section 6.1 shall be a "Draw Down Exercise Date" for purposes of this Agreement.

          (b) Subject to Section 6.1(i) below, the number of Shares to be issued by the Company to the Purchaser in connection with each Draw Down shall be equal to the sum of the quotients (for each Trading Day of the Draw Down Pricing Period for which the VWAP equals or exceeds the Threshold Price) of (x) 1/18th (or such other fraction based on the length of the Draw Down Pricing Period) of the Draw Down Amount divided by (y) the specified percentage of the VWAP set forth in Section 6.1(k) hereof or such other percentage mutually agreed upon by the Purchaser and the Company (the "DRAW DOWN DISCOUNT PRICE") of the Common Stock.

          (c) Only one Draw Down shall be allowed in each Draw Down Pricing Period.

          (d) Each Draw Down shall be settled on the second Trading Day after the end of each Draw Down Pricing Period (the "SETTLEMENT DATE").

          (e) There shall be a minimum of five (5) Trading Days between the end of a Draw Down Pricing Period and the commencement of the next Draw Down Pricing Period, unless otherwise mutually agreed upon between the Purchaser and the Company.

          (f) There shall be a maximum of thirty-six (36) Draw Downs during the Investment Period.

          (g) At the end of each Draw Down Pricing Period, the Purchaser's total Draw Down commitment under this Agreement (which equals $149,000,000 as of the Effective Date) shall be reduced by the total amount of the Draw Down Amount and the Call Option Amount, if any, for such Draw Down Pricing Period.

          (h) Each Draw Down will automatically expire immediately after the last Trading Day of each Draw Down Pricing Period.

          (i) If the VWAP on a given Trading Day in the Draw Down Pricing Period is less than the Threshold Price, then the total amount of the Draw Down Amount Requested will be reduced by 1/18th (or such other fraction based on the length of the Draw Down Pricing Period) and no Shares will be purchased or sold with respect to such Trading Day, except as provided below. At no time shall the Threshold Price be set below twenty dollars ($20.00) unless agreed upon by the Company and the Purchaser. If trading in the Common Stock is suspended for any reason for more than three (3) hours in any Trading Day, the price of the Common Stock may, at the Purchaser's option, be deemed to be below the Threshold Price for that Trading Day. For each Trading Day during a Draw Down Pricing Period that the VWAP is below the Threshold Price, the Purchaser may elect in its sole discretion to purchase the Common Stock at the Threshold Price multiplied by the applicable percentage set forth in Section 6.1(k) at the end of such Draw Down Pricing Period. The Purchaser will inform the Company via facsimile transmission no later than 8:00 p.m. (New York time) on the last Trading Day of such Draw Down Pricing Period as to the number of Shares, if any, the Purchaser chooses to purchase under such circumstances.

          (j) As a condition to exercise of any Draw Down, the Company must provide a notice to the Purchaser of the Company's exercise of any Draw Down via facsimile transmission before commencement of trading on the first Trading Day of the Draw Down Pricing Period covered by such notice (the "DRAW DOWN NOTICE"), substantially in the form attached hereto as Exhibit D. The Draw Down Notice shall specify the Draw Down Amount Requested, set the Threshold Price for such Draw Down, designate the first Trading Day of the Draw Down Pricing Period and specify the Call Option(s), if any, that the Company wishes to grant to the Purchaser during the Draw Down Pricing Period and the applicable Threshold Price for such Call Option (the "CALL OPTION THRESHOLD PRICE"). Unless the Company and the Purchaser mutually agree otherwise, at no time shall the Purchaser be required to purchase more than $8,000,000 of the Common Stock for a given Draw Down Pricing Period (excluding the Common Stock purchased pursuant to a Call Option).

          (k) With respect to any Draw Down, if the Market Capitalization is equal to or above $1 billion, the Draw Down Discount Price shall be 96.00% of the VWAP. If the Market Capitalization is below $1 billion and equal to or above $750 million, the Draw Down Discount Price shall be 95.50% of the VWAP. If the Market Capitalization is below $750 million and equal to or above $500 million, the Draw Down Discount Price shall be 95.00% of the VWAP. From $500 million to $300 million, for each $100 million decrease in Market Capitalization, the Draw Down Discount Price shall be decreased by 0.50% incrementally.

          (l) On each Settlement Date, the Company shall deliver the Shares purchased by the Purchaser to the Purchaser or its designees via DWAC, against payment therefor to the Company's designated account by wire transfer of immediately available funds, provided that the Shares are received by the Purchaser no later than 1:00 p.m. (New York time), or of next day available funds if the Shares are received thereafter. In certain circumstances and as set forth in

Section 9.1(b), a failure by the Company to deliver such Shares may result in the payment of liquidated damages by the Company to the Purchaser.

          (m) If during a Draw Down Pricing Period the Company elects to reduce the number of Trading Days in such Draw Down Pricing Period, the Company will notify the Purchaser before commencement of trading on any Trading Day (a "SECTION 6.1(m) NOTICE") and the last Trading Day of such Draw Down Pricing Period shall be the Trading Day preceding the receipt of the Section 6.1(m) Notice; provided, however, that if the Company delivers the Section 6.1(m) Notice during trading hours on a Trading Day, then the last Trading Day of such Draw Down Pricing Period shall be the Trading Day on which the Section 6.1(m) Notice was received by the Purchaser.

     The Purchaser will purchase the Truncated Draw Down Allocation Amount for each of the Trading Days prior to receipt of the Section 6.1(m) Notice, for an aggregate purchase price determined in accordance with clauses (b) and (i) of this Section 6.1.

     In addition, the Purchaser may, at its option, elect to purchase Shares in an additional dollar amount equal to the product of the Draw Down Amount Requested, first multiplied by (x) a fraction, the numerator of which equals one
(1) and the denominator of which equals eighteen (18) or such other number of Trading Days in such Draw Down Pricing Period as the parties may have mutually agreed upon with respect to such Draw Down Pricing Period (eighteen or such other mutually agreed upon number being referred to herein as the "Trading Day Number"), and next mutiplied by (y) that number that is equal to the Trading Day Number minus the number of Trading Days in the reduced Draw Down Pricing Period. The price per share for such additional dollar amount shall equal (i) the aggregate total of Truncated Draw Down Allocation Amounts during the reduced Draw Down Pricing Period divided by (ii) the number of Shares to be purchased during such reduced Draw Down Pricing Period.

     Upon receipt of the Section 6.1(m) Notice, the Purchaser may (x) elect to purchase the Common Stock at the Threshold Price for any Trading Day that the VWAP was below the Threshold Price during the reduced Draw Down Pricing Period in accordance with Section 6.1(i) hereof, (y) elect to purchase the Common Stock in the additional amount as set forth in the preceding paragraph of this Section 6.1(m), and (z) elect to exercise any unexercised Call Options (for a Call Option Amount not in excess of $1,000,000) by issuing a Call Option Notice to the Company, in each such case, no later than 10:00 a.m. (New York time) on the first Trading Day after the end of the reduced Draw Down Pricing Period. The exercise price of the Call Option shall be based on the VWAP on the last Trading Day of the reduced Draw Down Pricing Period (in lieu of the VWAP as specified in clause (A) of Section 6.2(b) hereof) and otherwise determined in accordance with
Section 6.2(b) hereof.

     The Settlement Date for the Draw Down Amount and any Call Options exercised during a reduced Draw Down Pricing Period shall be the second Trading Day after receipt of the Section 6.1(m) Notice.

     Section 6.2 PURCHASER'S CALL OPTION. Subject to the satisfaction of the conditions set forth in this Agreement, and subject to Section 6.3 below, the parties agree as follows:

          (a) The Company may, in its sole discretion, grant to the Purchaser the right to exercise one (1) or more Call Options during each Draw Down Pricing Period for a specified Call Option Amount Requested; provided, however, that (i) each Call Option Amount Requested shall be for a minimum of $50,000, (ii) the aggregate total of all Call Option Amounts Requested during a Draw Down Pricing Period may not exceed $8,000,000, or such other amount mutually agreed upon by the Company and the Purchaser, and (iii) the Call Option Amount on any Trading Day during the Draw Down Pricing Period may not exceed $1,000,000. The Call Option Amount Requested and the Call Option Threshold Price shall be set forth in the Draw Down Notice.

          (b) The number of shares of Common Stock to be issued in connection with each Call Option shall equal (i) the Call Option Amount divided by (ii) the applicable percentage set forth in this Section 6.2(b) multiplied by the greater of (A) the VWAP for the Common Stock on the day the Purchaser issues its Call Option Notice or (B) the Call Option Threshold Price. If the Market Capitalization is equal to or above $1 billion, the Draw Down Discount Price shall be 96.00% of the VWAP. If the Market Capitalization is below $1 billion and equal to or above $750 million, the Draw Down Discount Price shall be 95.50% of the VWAP. If the Market Capitalization is below $750 million and equal to or above $500 million, the Draw Down Discount Price shall be 95.00% of the VWAP. From $500 million to $300 million, for each $100 million decrease in Market Capitalization, the Draw Down Discount Price shall be decreased by 0.50% incrementally.

          (c) Each Call Option exercised shall be settled on the next Settlement Date.

          (d) The Call Option Threshold Price designated by the Company in its Draw Down Notice shall apply to each Call Option.

          (e) For each Call Option that the Purchaser exercises pursuant to this
Section 6.2, as a condition to such exercise the Purchaser must issue a Call Option Notice (as defined in Section 1.1(h) hereof) to the Company no later than 8:00 p.m. (New York time) on the day such Call Option is exercised. If the Purchaser does not exercise a Call Option by 8:00 p.m. (New York time) on the last day of the applicable Draw Down Pricing Period, the Purchaser's Call Options with respect to that Draw Down Pricing Period shall automatically terminate.

     Section 6.3 AGGREGATE LIMIT. Notwithstanding anything to the contrary herein, in no event may the Company issue a Draw Down Notice or grant a Call Option to the extent that the sale of shares of Common Stock pursuant thereto and pursuant to all prior Draw Down Notices or Call Options issued hereunder would cause the Company to sell or the Purchaser to purchase shares of Common Stock which in the aggregate are in a dollar amount in excess of the Aggregate Limit. If the Company issues a Draw Down Notice or Call Option that otherwise would permit the Purchaser to purchase shares of Common Stock which would cause the aggregate purchases by Purchaser hereunder to exceed the Aggregate Limit, such Draw Down Notice or Call Option shall be void AB INITIO to the extent of the amount by which the value of shares of Common Stock otherwise issuable pursuant to such Draw Down Notice or Call Option together with the value of all other Common Stock purchased by the Purchaser pursuant hereto would exceed the Aggregate Limit.

                                  ARTICLE VII

                                   TERMINATION

     Section 7.1 TERM; TERMINATION BY MUTUAL CONSENT. The term of this Agreement shall expire on the earlier of (i) forty (40) consecutive months from the Effective Date (the "INVESTMENT PERIOD"), (ii) the date that the entire dollar amount of Shares registered under the Rule 429 Registration Statement have been issued and sold and (iii) the date the Purchaser shall have purchased $149,000,000 of Common Stock. The Company may terminate this Agreement effective upon thirty (30) days' written notice; provided, however, that such termination does not occur during a Draw Down Pricing Period or prior to a Settlement Date. This Agreement may be terminated at any time by mutual written consent of the parties.

     Section 7.2 OTHER TERMINATION. The Company shall inform the Purchaser, and the Purchaser shall have the right to terminate this Agreement within the subsequent thirty (30) days (the "EVENT PERIOD"), if during the Investment Period (x) the Company enters into a definitive agreement with any third party, the principal purpose of which is to secure any equity financing which provides for (i) the issuance of the Common Stock or securities convertible into Common Stock at a discount to the then current market price of the Common Stock, other than an underwritten public offering or an Acceptable Financing (as defined in Section 4.8(b) hereof), or (ii) the implementation by the Company of a mechanism for the reset of the purchase price of the Common Stock to below the then current market price of the Common Stock, or (y) an event resulting in a Material Adverse Effect or a Material Change in Ownership has occurred. In such event, the Purchaser may terminate this Agreement upon one (1) business day's prior written notice during the Event Period.

     Section 7.3 EFFECT OF TERMINATION. In the event of termination by the Company or the Purchaser, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated without further action by either party. If this Agreement is terminated as provided in Section 7.1 or 7.2 herein, this Agreement shall become void and of no further force and effect, except as provided in Section 9.9 hereof. Nothing in this Section 7.3 shall be deemed to release the Company or the Purchaser from any liability for any breach under this Agreement, or to impair the rights of the Company and the Purchaser to compel specific performance by the other party of its obligations under this Agreement.

                                  ARTICLE VIII

                                 INDEMNIFICATION

     Section 8.1 GENERAL INDEMNITY.


          (a) INDEMNIFICATION BY THE COMPANY. The Company will indemnify and hold harmless the Purchaser, Carlin and each person, if any, who controls the Purchaser or Carlin within the meaning of Section 15 of the Securities Act or
Section 20(a) of the Exchange Act from and against any losses, claims, damages, liabilities and expenses (including reasonable costs of defense and investigation and all attorneys' fees) to which the Purchaser, Carlin and each such controlling person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities and expenses (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained, or incorporated by reference, in the Rule 429 Registration Statement relating to Common Stock being sold to the Purchaser (including any Prospectus or Prospectus supplement which are a part of it), or any amendment or supplement to it, or (ii) the omission or alleged omission to state in the Rule 429 Registration Statement or any document incorporated by reference in the Rule 429 Registration Statement, a material fact required to be stated therein or necessary to make the statements therein not misleading.

     The Company will reimburse the Purchaser, Carlin and each such controlling person promptly upon demand for any legal or other costs or expenses reasonably incurred by the Purchaser, Carlin or such controlling person in investigating, defending against, or preparing to defend against any such claim, action, suit or proceeding, except that the Company will not be liable to the extent any loss, claim, damage, liability or expense arises out of, or is based upon, an untrue statement, alleged untrue statement, omission or alleged omission, included in any Prospectus or Prospectus supplement or any amendment or supplement to the Prospectus or Prospectus supplement in reliance upon, and in conformity with, written information furnished by either the Purchaser, Carlin to the Company for inclusion in the Prospectus or Prospectus supplement.

          (b) INDEMNIFICATION BY THE PURCHASER. The Purchaser will indemnify and hold harmless the Company, each of its directors and officers, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act from and against any expenses (including reasonable costs of defense and investigation and all attorneys fees) to which the Purchaser and each such controlling person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities and expenses (or actions in respect thereof) arise out of or are based upon (i) an untrue statement, alleged untrue statement, omission or alleged omission, included in any Prospectus or Prospectus supplement or any amendment or supplement to the Prospectus or Prospectus supplement in reliance upon, and in conformity with, written information furnished by the Purchaser to the Company for inclusion in the Prospectus or Prospectus supplement, or (ii) the omission or alleged omission to state in any Prospectus or Prospectus supplement or any amendment or supplement to it a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, the untrue statement, alleged untrue statement, omission or alleged omission was made in reliance upon, and in conformity with, written information furnished by the Purchaser to the Company for inclusion in the Prospectus or Prospectus supplement or an amendment or supplement to it. The Purchaser will reimburse the Company and each such director, officer or controlling person promptly upon demand for any legal or other costs or expenses reasonably incurred by the Company or the other person in investigating, defending against, or preparing to defend against any loss, claim, damage, liability or expense arising out of, or based upon, an untrue statement, alleged untrue statement, omission or alleged omission, included in any Prospectus or Prospectus supplement or any amendment or supplement to the Prospectus or Prospectus supplement in reliance upon, and in conformity with, written information furnished by the Purchaser to the Company for inclusion in the Prospectus or Prospectus supplement.

     Section 8.2 INDEMNIFICATION PROCEDURES. Promptly after a person receives notice of a claim or the commencement of an action for which the person intends to seek indemnification under Section 8.1, the person will notify the indemnifying party in writing of the claim or commencement of the action, suit or proceeding; provided, however, that failure to notify the indemnifying party will not relieve the indemnifying party from liability under Section 8.1, except to the extent it has been materially prejudiced by the failure to give notice. The indemnifying party will be entitled to participate in the defense of any claim, action, suit or proceeding as to which indemnification is being sought, and if the indemnifying party acknowledges in writing the obligation to indemnify the party against whom the claim or action is brought, the indemnifying party may (but will not be required to) assume the defense against the claim, action, suit or proceeding with counsel satisfactory to it. After an indemnifying party notifies an indemnified party that the indemnifying party wishes to assume the defense of a claim, action, suit or proceeding, the indemnifying party will not be liable for any legal or other expenses incurred by the indemnified party in connection with the defense against the claim, action, suit or proceeding except that if, in the opinion of counsel to the indemnifying party, one or more of the indemnified parties should be separately represented in connection with a claim, action, suit or proceeding, the indemnifying party will pay the reasonable fees and expenses of one separate counsel for the indemnified parties. Each indemnified party, as a condition to receiving indemnification as provided in Section 8.1, will cooperate in all reasonable respects with the indemnifying party in the defense of any action or claim as to which indemnification is sought. No indemnifying party will be liable for any settlement of any action effected without its prior written consent. No indemnifying party will, without the prior written consent of the indemnified party, effect any settlement of a pending or threatened action with respect to which an indemnified party is, or is informed that it may be, made a party and for which it would be entitled to indemnification, unless the settlement includes an unconditional release of the indemnified party from all liability and claims which are the subject matter of the pending or threatened action.

     If for any reason the indemnification provided for in this Agreement is not available to, or is not sufficient to hold harmless, an indemnified party in respect of any loss or liability referred to in Section 8.1 as to which it is entitled to indemnification thereunder, each indemnifying party will, in lieu of indemnifying the indemnified party, contribute to the amount paid or payable by the indemnified party as a result of such loss or liability, (i) in the proportion which is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and by the indemnified party on the other from the sale of Shares which is the subject of the claim, action, suit or proceeding which resulted in the loss or liability or (ii) if that allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits of the sale of such Shares, but also the relative fault of the indemnifying party and the indemnified party with respect to the statements or omissions which are the subject of the claim, action, suit or proceeding that resulted in the loss or liability, as well as any other relevant equitable considerations.

                                   ARTICLE IX

                                  MISCELLANEOUS

     Section 9.1 FEES AND EXPENSES.

          (a) Each party shall bear its own fees and expenses related to the transactions contemplated by this Agreement; provided, however, that the Company shall pay, at the Closing, all reasonable attorneys' fees and expenses (exclusive of disbursements and out-of-pocket expenses) incurred by the Purchaser up to $50,000 in connection with the preparation, negotiation, execution and delivery of this Agreement. In addition, the Company shall pay all reasonable attorneys' fees and expenses incurred by the Purchaser in connection with any amendments, modifications or waivers of this Agreement. The Company shall pay all stamp or other similar taxes and duties levied in connection with issuance of the Shares pursuant hereto.

          (b) If the Company issues a Draw Down Notice and fails to deliver the Shares on the applicable Settlement Date, and such failure continues for ten
(10) Trading Days, the Company shall pay the Purchaser, in cash or restricted shares of Common Stock, at the option of the Purchaser, as liquidated damages for such failure and not as a penalty an amount equal to two percent (2%) of the payment required to be paid by the Purchaser on such Settlement Date (i.e., the sum of the Draw Down Amount and the Call Option Amount) for the initial thirty
(30) days following such Settlement Date until the Shares have been delivered, and an additional two percent (2%) for each additional thirty (30) day period thereafter until the Shares have been delivered, which amount shall be prorated for such periods less than thirty (30) days.

     Section 9.2 SPECIFIC ENFORCEMENT, CONSENT TO JURISDICTION.


          (a) The Company and the Purchaser acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that either party shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement by the other party and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which either party may be entitled by law or equity.

          (b) Each of the Company and the Purchaser (i) hereby irrevocably submits to the jurisdiction of the United States District Court and other courts of the United States sitting in the State of New York for the purposes of any suit, action or proceeding arising out of or relating to this Agreement, and
(ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Purchaser consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

     Section 9.3 ENTIRE AGREEMENT; AMENDMENT. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by either party relative to subject matter hereof not expressly set forth herein. No provision of this Agreement may be amended other than by a written instrument signed by both parties hereto.

     Section 9.4 NOTICES. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery, by telex (with correct answer back received), telecopy or facsimile (with telecopy or facsimile machine confirmation of delivery received) at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The address for such communications shall be:

If to the Company:         CV Therapeutics, Inc.
                           3172 Porter Drive
                           Palo Alto, CA  94304
                           Telephone Number:  (650) 475-9611
                           Fax:  (650) 858-0388
                           Attention:  Tricia Borga Suvari
                                       Vice President and General Counsel

With copies to:            Latham & Watkins
                           135 Commonwealth Drive
                           Menlo Park, CA  94025
                           Telephone Number:  (650) 463-4693
                           Fax:  (650) 463-2600
                           Attention:  Alan C. Mendelson, Esq.

If to the Purchaser:       Acqua Wellington North American Equities Fund, Ltd.
                           c/o Fortis Fund Services (Bahamas) Ltd.
                           Montage Sterling Centre
                           East Bay Street, P.O. Box 55-6238
                           Nassau, Bahamas
                           Telephone Number:  (242) 394-2700
                           Fax:  (242) 394-9667
                           Attention:  Anthony L.M. Inder Rieden

With copies to:            Jenkens & Gilchrist Parker Chapin LLP
                           The Chrysler Building
                           405 Lexington Avenue
                           New York, NY  10174
                           Telephone Number:  (212) 704-6000

                           Fax:  (212) 704-6157
                           Attention:  Christopher S. Auguste, Esq.

     Either party hereto may from time to time change its address for notices by giving at least ten (10) days advance written notice of such changed address to the other party hereto.

     Section 9.5 WAIVERS. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. No provision of this Agreement may be waived other than in a written instrument signed by the party against whom enforcement of such waiver is sought.

     Section 9.6 HEADINGS. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

     Section 9.7 SUCCESSORS AND ASSIGNS. The Purchaser may not assign this Agreement to any person without the prior consent of the Company, in the Company's sole discretion. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. After Closing, the assignment by a party to this Agreement of any rights hereunder shall not affect the obligations of such party under this Agreement.

     Section 9.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the choice of law provisions.

     Section 9.9 SURVIVAL. The representations and warranties of the Company and the Purchaser contained in Article III and the covenants contained in Article IV shall survive the execution and delivery hereof and the Closing until the termination of this Agreement, and the agreements and covenants set forth in
Article VIII of this Agreement shall survive the execution and delivery hereof and the Closing hereunder.

     Section 9.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. In the event any signature is delivered by facsimile transmission, the party using such means of delivery shall cause four additional executed signature pages to be physically delivered to the other parties within five days of the execution and delivery hereof.

     Section 9.11 PUBLICITY. Prior to the Closing, neither the Company nor the Purchaser shall issue any press release or otherwise make any public statement or announcement with respect to this Agreement or the transactions contemplated hereby or the existence of this Agreement without the prior written consent of the other party to such disclosure, except that if the Company is required by law, based upon an opinion of the Company's counsel, to issue a press release or otherwise make a public statement or announcement with respect to this Agreement prior to the Closing, the Company may do so and shall consult with the Purchaser in advance on the form and substance of such press release. After the Closing, the Company may issue a press release or otherwise make a public statement or announcement with respect to this Agreement or the transactions contemplated hereby or the existence of this Agreement; provided, however, that prior to issuing any such press release, making any such public statement or announcement, the Company shall consult with the Purchaser on the form and substance of such press release or other disclosure.

     Section 9.12 SEVERABILITY. The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

     Section 9.13 FURTHER ASSURANCES. From and after the date of this Agreement, upon the request of the Purchaser or the Company, each of the Company and the Purchaser shall execute and deliver such instrument, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

                             CV THERAPEUTICS, INC.


                             By:      /s/ LOUIS G. LANGE
                                  -----------------------------------------
                                      Name:    Louis G. Lange
                                      Title:   Chairman and Chief Executive
                                               Officer


                             ACQUA WELLINGTON NORTH AMERICAN
                             EQUITIES FUND, LTD.


                             By:      /s/ ANTHONY L. M. INDER RIEDEN
                                  -------------------------------------------
                                      Name:  Anthony L. M. Inder Rieden
                                      Title: Director

                      EXHIBIT A TO THE AMENDED AND RESTATED
                         COMMON STOCK PURCHASE AGREEMENT
                               OPINION OF COUNSEL

                                EXHIBIT B TO THE
                         COMMON STOCK PURCHASE AGREEMENT
                       CLOSING CERTIFICATE OF THE COMPANY

                      EXHIBIT C TO THE AMENDED AND RESTATED
                         COMMON STOCK PURCHASE AGREEMENT

                             COMPLIANCE CERTIFICATE

     In connection with the issuance of shares of common stock of CV Therapeutics, Inc. (the "Company") pursuant to the Draw Down Notice, dated ___________ delivered by the Company to Acqua Wellington North American Equities Fund, Ltd. (the "Purchaser") pursuant to Article VI of the Amended and Restated Common Stock Purchase Agreement effective August 7, 2000, by and between the Company and Acqua Wellington North American Equities Fund, Ltd. (the "AGREEMENT"), the undersigned hereby certifies as follows:

     1. The undersigned is the duly elected Chief Financial Officer of the Company.

     2. Except as set forth in the attached Schedule, the representations and warranties of the Company set forth in Section 3.1 of the Agreement are true and correct in all material respects as though made on and as of the date hereof, except for representations and warranties that speak as of a particular date.

     3. The Company has performed in all material respects all covenants and agreements to be performed by the Company on or prior to the Draw Down Exercise Date and the Settlement Date related to the Draw Down Notice and has complied in all material respects with all obligations and conditions contained in Section
5.3 of the Agreement.

     Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Agreement.

The undersigned has executed this Certificate this _____ day of _________, 2000.



                            By:
                               ---------------------------------------

                            Name:
                                 -------------------------------------

                            Title:
                                  ------------------------------------

                      EXHIBIT D TO THE AMENDED AND RESTATED
                         COMMON STOCK PURCHASE AGREEMENT

                            FORM OF DRAW DOWN NOTICE

         Reference is made to the Amended and Restated Common Stock Purchase Agreement effective as of August 7, 2000, (the "Purchase Agreement") between CV Therapeutics, Inc., a Delaware corporation (the "Company"), and Acqua Wellington North American Equities Fund, Ltd. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Purchase Agreement.

         In accordance with and pursuant to Section 6.1 of the Purchase Agreement, the Company hereby issues this Draw Down Notice to exercise a Draw Down request for the Draw Down Amount indicated below.

         Draw Down Amount:.
                           --------------------------------------------

         Call Option Amount Requested:
                                        ----------------------------------------

         Draw Down Pricing Period start date:
                                             --------------------------

         Draw Down Pricing Period end date:
                                           ----------------------------

         Settlement Date:
                         ----------------------------------------------

         Draw Down Threshold Price:
                                   --------------------------------------------

         Call Option Threshold Price:
                                     -----------------------------------------

         Minimum Threshold Price:   $20.00
                                 --------------------------------------

         Dollar Amount and/or Number of Shares
         of Common Stock Currently Unissued
         under the Rule 429 Registration Statement:
                                                   ----------------------------

         Dollar Amount of Common Stock
         Currently Available under the
         Aggregate Limit:
                         -------------------------------------

Dated:
       -----------------------------
                                            --------------------------------

                                            By:
                                               ------------------------------
                                                  Name:
                                                  Title:

                                            Address:
                                            Facsimile No.:
                                            Wire Instructions:
                                                              ------------------
                                            Contact Name:
                                                         -----------------------

                      EXHIBIT E TO THE AMENDED AND RESTATED
                         COMMON STOCK PURCHASE AGREEMENT

                           FORM OF CALL OPTION NOTICE

To: ______________
Fax#:

         Reference is made to the Amended and Restated Common Stock Purchase Agreement effective as of August 7, 2000 (the "Purchase Agreement") between CV Therapeutics, Inc., a Delaware corporation (the "Company"), and Acqua Wellington North American Equities Fund, Ltd. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Purchase Agreement.

         In accordance with and pursuant to Section 6.2 of the Purchase Agreement, the Purchaser hereby issues this Call Option Notice to exercise a Call Option for the Call Option Amount indicated below.

         Call Option Amount Exercised:
                                      ------------------------------------------

         Number of Shares to be purchased:
                                          --------------------------------------

         VWAP on the date hereof:
                                 -----------------------------------------------

         Draw Down Discount Price:
                                  ----------------------------------------------

         Settlement Date:
                         -------------------------------------------------------

         Threshold Price:
                         -------------------------------------------------------

         Minimum Threshold Price:                     $20.00
                                 -----------------------------------------------


Dated:
       --------------------


                        Acqua Wellington North American Equities Fund, Ltd.


                        By:
                           ---------------------------------
                            Name:
                             Title:

                               DISCLOSURE SCHEDULE
                          RELATING TO THE COMMON STOCK
                 PURCHASE AGREEMENT, DATED AS OF AUGUST 7, 2000
                         AMONG CV THERAPEUTICS, INC. AND
               ACQUA WELLINGTON NORTH AMERICAN EQUITIES FUND, LTD.


         This disclosure schedule is made and given pursuant to Section 3 of the Common Stock Purchase Agreement, dated as of August 7, 2000 (the "AGREEMENT"), by and between CV Therapeutics, Inc. (the "Company") and Acqua Wellington North American Equities Fund, Ltd. Unless the context otherwise requires, all capitalized terms are used herein as defined in the Agreement. The numbers below correspond to the section numbers of representations and warranties in the Agreement most directly modified by the below exceptions.


Section 3.1(c)  CAPITALIZATION.

         Certain holders of registrable securities of the Company may have registration rights and/or the right to receive notice of a filing by the Company of a registration statement on Form S-3 under the Securities Act of 1933, as amended, pursuant to that certain Amended and Restated Investor Rights Agreement, dated as of May 29, 1996, by and among the Company, the Holders (as defined therein), Hambrecht & Quist Guaranty Finance, LLC, Hambrecht & Quist Transition Capital, LLC and Biotech Manufacturing Ltd., as amended. The Company shall either (i) obtain a waiver of any such rights from such holders or (ii) register the shares of such holders pursuant to any exercise of registration rights by such holders.


Section 3.1(s)  MATERIAL AGREEMENTS.


         The Company has entered into the following agreements with Fujisawa Healthcare, Inc., a Delaware corporation ("Fujisawa"), that fall within the definition of Material Agreements set forth in Section 3.1(s) of the Agreement and are not yet set forth in the Commission Documents or the Commission Filings as of the Effective Date of the Agreement:

1. Stock Purchase Agreement, dated as of July 10, 2000, by and between the Company and Fujisawa; and

2. Collaboration and License Agreement, dated as of July 10, 2000, by and between the Company and Fujisawa.